As filed with the Securities and Exchange Commission on June 9, 2020

Registration No. 333-238144

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3 Registration Statement No. 333-238144

UNDER

THE SECURITIES ACT OF 1933

CENTERSTATE BANK CORPORATION

(SOUTH STATE CORPORATION, AS SUCCESSOR BY MERGER TO CENTERSTATE BANK CORPORATION)

(Exact name of registrant as specified in its charter)

Florida	59-3606741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1101 First Street South, Suite 202

Winter Haven, Florida 33880

(863) 293-4710

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Beth S. DeSimone

Executive Vice President, Chief Risk Officer and General Counsel

South State Corporation

as successor by merger to CenterState Bank Corporation

1101 First Street South

Winter Haven, Florida 33880

(863) 293-4710

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the following Registration Statement on Form S-3 (the “Prior Registration Statement”) is being filed by CenterState Bank Corporation (the “Registrant” or “CenterState”) to terminate all offerings under the Prior Registration Statement and to deregister any and all shares of CenterState common stock, par value $0.01 per share (the “Shares”), together with any and all other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

Registration Statement on Form S-3 (No. 333-238144), filed with the Securities and Exchange Commission on May 11, 2020, registering an indeterminate amount of Shares, preferred stock, par value $0.01 per share, debt securities, warrants, depository shares, stock purchase contracts, and units for an indeterminate initial aggregate offering price.

On January 25, 2020, the Registrant entered into an Agreement and Plan of Merger with South State Corporation (“South State”), pursuant to which, on June 7, 2020, the Registrant merged with and into South State, with South State continuing as the surviving corporation (the “Merger”).

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statement. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Winter Haven, State of Florida, on June 9, 2020.

SOUTH STATE CORPORATION (as successor by merger to CenterState Bank Corporation)

By:	/s/ John C. Corbett
John C. Corbett
Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.